Aetna Life Insurance and Annuity Company

                               FORM OF ENDORSEMENT

The guaranteed interest rate provision in the Contract and Certificate is hereby endorsed as follows:

Notwithstanding any other provision of this Contract:

  For Contracts with the Fixed Account: For all amounts held in the Fixed Account, Aetna will add interest daily at an annual rate of no less than 3%. Aetna may add interest daily at any higher rate. Aetna will make available to the Contract Holder the rate currently being credited to amounts held in the Fixed Account.

  For Contracts with the Fixed Plus Account: For all amounts held in the Fixed Plus Account, Aetna will add interest daily at an annual rate of no less than 3%. Aetna may add interest daily at any higher rate. Aetna will make available to the Contract Holder the rate currently being credited to amounts held in the Fixed Plus Account.

Endorsed and made a part of the Contract and Certificate effective on the later of the date of receipt of any required state approval or the Effective Date of the Contract.

                            /s/ Thomas J. McInerney
                                President
                                Aetna Life Insurance and Annuity Company


E403-GB3B-98